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                                                                   Exhibit 99(d)

          FORM OF AFFILIATE'S AGREEMENT SUMMIT FINANCIAL GROUP, INC.


                                                              ____________, 1999

Summit Financial Group, Inc.
310 North Main Street
P. O. Box 680
Moorefield, West Virginia 26836
Attention: H. Charles Maddy, III

Ladies and Gentlemen:

          I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of South Branch Valley Bancorp, Inc., a West Virginia corporation ("South Branch"), as that term is defined in the Securities and Exchange Commission's Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of _____ __, 1999 (the "Merger Agreement"), by and between South Branch and Potomac Valley Bank, a West Virginia corporation ("Potomac"), wholly-owned subsidiary of South Branch (the "Merger"), will merge with and into Potomac, and that the Merger is intended to be accounted for under the "pooling-of-interests" accounting method.

          I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of common stock of South Branch and Potomac, to the extent I felt necessary, with my counsel or counsel for Summit.

          I hereby represent, warrant and covenant with and to Summit that:

          1. I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of common stock of Potomac or Summit (whether or not acquired by me in the Merger) during the period commencing 30 days prior to the effective date of the Merger and ending at such time as Summit notifies me that results covering at least 30 days of combined operations of Potomac and Summit after the Merger have been published by Summit. I understand that Summit is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

          2. I further understand and agree that this letter agreement shall apply to all shares of common stock of Potomac and Summit that I am deemed to beneficially own pursuant to applicable federal securities laws.

          3. If Summit advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of common stock of Potomac or Summit in order for Summit to be entitled to use the "pooling-of-interests" accounting method, I will abide by such restrictions.

                                  Very truly yours,


                                  By_______________________
                                    Name:
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Accepted this ____ day of
_______________, 1999.

Summit Financial Group, Inc.


By________________________
  Name:
  Title: